UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2018

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

23975 Park Sorrento, Suite 250, Calabasas, CA 91302

(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197

(Issuer’s telephone/facsimile numbers, including area code)

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 12, 2018, NetSol Technologies, Inc. (the “Company”) convened its annual meeting of shareholders. The following proposals were submitted to a vote of security holders. Of the total issued and outstanding shares as of April 30, 2018, the record date, 91.45% or 10,466,414 shares voted in this election. Broker non-votes, which are voted in the ratification of appointment of auditors, are present for purposes of establishing a quorum, but are not considered voted in other proposals.

1. Election of Directors

The following persons were elected directors of the Company to hold office until the next Annual General Meeting of the Shareholders. A total of 6,755,173 shares of common stock cast votes. The following sets forth the tabulation of the shares voted for each director:

Director	For	Against	Abstain	% of Total Voted in Favor
Najeeb Ghauri	6,188,507	580,492	4,452	91.42%
Naeem Ghauri	6,186,251	582,758	4,442	91.39%
Eugen Beckert	4,968,201	1,802,002	3,248	73.38%
Shahid Burki	4,967,489	1,802,586	3,376	73.37%
Mark Caton	5,019,347	1,750,997	3,107	74.13%
Malea Farsai	6,293,151	476,812	3,488	92.95%
Henry Tolentino	6,658,420	111,578	3,453	98.35%

2. Ratification of Appointment of Auditors:

KSP Group, Inc. was appointed as Auditors for the Company for the fiscal year ended June 30, 2018. Ratification of this appointment was sought in this proposal. The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
10,466,414	9,304,212	1,313,537	30,665	89.15%

3. To approve, on an advisory basis, compensation of the named executive officers in this Proxy Statement:

The shareholders approved on an advisory basis the named executive officer compensation. The following sets forth the tabulation of the shares voting in connection with this proposal:

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
6,773,451	4,196,455	2,568,590	8,406	62.03%

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date:	June 12, 2018	/s/ Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date:	June 12, 2018	/s/ Roger K. Almond
ROGER K. ALMOND
Chief Financial Officer